CORPORATE PARTICIPANTS

Glenn Davies

P.H. Glatfelter — IR, Corporate Finance

George Glatfelter

P.H. Glatfelter — Chairman, CEO

John Jacunski

P.H. Glatfelter — SVP, CFO

Dante Parrini

P.H. Glatfelter — EVP, COO

CONFERENCE CALL PARTICIPANTS

Mark Wilde

Deutsche Bank — Analyst

Frank Duplak

Prudential Financial — Analyst

PRESENTATION

Operator

Good morning. My name is Christy, and I will be your conference operator today. At this time I would like to welcome everyone to the Glatfelter third quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (OPERATOR INSTRUCTIONS.) Thank you. Mr. Davies, you may begin your conference.

Glenn Davies - P.H. Glatfelter — IR, Corporate Finance

Thank you, Christy. Good morning and welcome to Glatfelter’s third quarter conference call. My name is Glenn Davies, and I’m with the Company’s Corporate Finance Group. Also on the call this morning are George Glatfelter, our Chairman and Chief Executive Officer; Dante Parrini, Executive Vice President and Chief Operating Officer; as well as John Jacunski, our Senior Vice President and Chief Financial Officer.

As we do each quarter, during this morning’s presentation, each of these individuals will provide prepared remarks, after which the call will be opened so that we may answer any questions you may have.

Before we begin our presentation, I want to remind you that when we use the term “adjusted earnings,” it is a non-GAAP financial measure, as it excludes from our GAAP-based results certain items that we do not consider to be part of our core business operations.

In our earnings release we’ve provided a reconciliation of adjusted earnings to our GAAP-based results together with a discussion of why we use adjusted earnings. In addition, any statements made today concerning our expectations about future trends or business performance may constitute forward-looking statements. Please refer to our 2007 Annual Report filed with the SEC for important factors that could cause our actual results to differ materially from any of these forward-looking statements.

And finally, during today’s presentation, we will refer to a slide presentation that is available through our webcast provider. You may want to refer to these slides to assist in understanding our results this quarter. Thank you. I will now turn the call over to George.

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Thank you, Glenn. Good morning everyone and welcome. As I’m sure you are aware, earlier this morning we released our results for the third quarter of 2008. This was a very good quarter for Glatfelter, as we reported record sales for the Company, significantly improved operating results in the Specialty Papers business unit, and strong revenue growth within Composite Fibers.

For the third quarter of 2008, we reported record net sales of nearly $340 million and net income of $21.7 million, or $0.47 per share. On an adjusted earnings basis, third quarter earnings were $0.43 per share compared with $0.42 per share in the third quarter of 2007. It’s important to remember that the prior-year amounts included a benefit of $0.12 per share related to a tax law change.

I’m obviously very pleased with the results that we delivered this quarter. Certainly, we benefited from strong demand for our products and from favorable selling prices. But most importantly, our results demonstrate the continuation of sound business execution focused upon improved production efficiencies, reduced costs, and increased revenue in our growing food and beverage markets.

Although we are realizing higher selling prices, they’ve not kept pace with the rapid rise of input costs. Raw material and energy costs increased $19.4 million compared to last year, equaling $0.29 per share. Therefore, our continuing focus on aggressively driving costs out of our business remains a critically important aspect of our business plan. It is this discipline, particularly evident at the Chillicothe facility, that has allowed us to increase the operating income of our business during the quarter.

In spite of the challenging economic environment, we were able to generate record quarterly sales. This performance resulted from excellent tactical execution, supported by strong demand in our Composite Fibers business unit and the impact of the Caerphilly acquisition.

In addition, despite the generally weak conditions in the broader uncoated free sheet market here in the United States, our diverse product offerings and established customer relationships allowed us to sustain demand within the Specialty Papers business unit.

As we continue to operate in these uncertain economic times, our commitment to new product development is more important than ever. In the first nine months of this year, revenue from new products totaled $525 million, or 54% of our total revenue stream. I mention this capability during every quarterly earnings release, and I’m especially pleased with our continued success in this area of the business.

When you boil it all down, our third quarter performance is about a clear focus on the fundamentals — solid execution, aggressive growth in key global markets, stem to stern cost reduction, and an ongoing commitment to innovation. These are the factors that drove our quarterly results and, frankly, I believe the results speak for themselves.

Now I’d like to turn the call over to John Jacunski to provide a more in-depth discussion of the third quarter financial results. John?

John Jacunski - P.H. Glatfelter — SVP, CFO

Thank you, George. As George stated, for the third quarter of 2008, we reported adjusted earnings of $19.5 million, or $0.43 per share. This compares to $19 million, or $0.42 per share, a year ago. The amounts reported in the third quarter of 2007 include a $5.3 million, or $0.12 per share benefit from the revaluation of deferred taxes as a result of last year’s reduction in German corporate income tax rates.

As shown on Slide 4, after excluding the benefit in 2007’s results from the tax law change, the primary drivers in the improvement in earnings in the comparison were higher operating income from Specialty Papers business unit increased earnings per share by $0.13; lower interest expense increased earnings per share by $0.03; and a higher effective tax rate and other items reduced earnings per share by $0.03.

Looking at the performance of each of our business units this quarter, Specialty Papers operating income improved $8.1 million, or 56% for the quarter. The improvement was largely driven by sustained productivity improvements and operating efficiencies implemented at the Chillicothe facility. As shown on Slide 7, we realized higher selling prices in this business unit. However, this benefit was more than offset by higher raw material and energy costs.

Specialty Papers results benefited from strong sales volumes that also allowed us to continue to reduce inventory levels as we focused on greater working capital efficiencies. This business unit’s paper inventories are down 4,500 tons since June 30th, and by 15% since the end of 2007. This is the lowest level since the Chillicothe acquisition two and a half years ago.

Operating income for Composite Fibers business unit increased 2% compared to the third quarter of 2007. However, as you may recall, the reported results for 2007 included a $1.4 million benefit from an energy tax refund and an insurance recovery. In addition, during the third quarter of 2008, we recorded $700,000 of accelerated depreciation on machine components to be replaced in connection with a 2009 machine rebuild in Germany. Excluding these items in the comparison, operating income increased $2.3 million, or 33%. This unit’s results also continued to benefit from strong shipments, particularly in the food and beverage market segment.

In addition, Composite Fibers results were favorably impacted by the weaker US dollar this quarter when compared to the same period of 2007. The related currency translation adjustments totaled approximately $1.2 million. Lately, the dollar has strengthened and, as a result, we are likely to see less of a benefit from currency translation going forward.

Turning now to our balance sheet, as of September 30th, excluding the collateralized debt instruments related to prior timberland sales, our net debt was $227.4 million. This is $16.6 million lower than the end of 2007. Overall, our balance sheet remains strong and we have significant available liquidity. At the end of the third quarter, we had $180 million of borrowing capacity available under our revolving credit agreement, which does not mature until April 2011. Although we do not have immediate intentions to make additional use of this facility, we believe this agreement and the banks that are party to it provides us with ready access to funds should we need it.

Capital expenditures totaled $40.8 million year to date, compared to depreciation expense of $46.4 million. For the full year, we continue to expect capital expenditures to total $52 million to $57 million.

As we previously announced, in 2009 we will making a $38 million investment to install state-of-the-art incline wire technology on one of Composite Fiber’s paper machines. As a result, we are required to accelerate the depreciation of the machine components to be replaced, which will increase our depreciation by $700,000 per quarter through the third quarter of 2009.

Now a few comments on our pension plans. Glatfelter has several defined benefit pension plans which have been significantly over-funded, and this has contributed non-cash pension income to our quarterly results. Although the plans remain over-funded, as a result of the recent performance of the equity markets the value of our pension plan assets has declined by approximately 20%, or $100 million, since the end of 2007. This, together with other factors, such as changes to discount rates, could have a significant impact on our year-end pension valuation. If these conditions persist through the end of the year, we could be required to record a significant reduction in the value of our prepaid pension assets. This would result in a charge directly to equity, which could be $50 million to $100 million after tax. In addition, it could result in the recognition of significantly less net pension income in 2009. During 2008, we expect to recognize pension income of approximately $16 million or $0.22 per share.

This concludes my comments on our financial results. Dante will now provide comments about our business unit performance.

Dante Parrini - P.H. Glatfelter — EVP, COO

Thank you, John, and good morning. Let’s start with Specialty Papers. As you just heard, we had a very strong quarter, with operating income increasing 56%. Compared with last year’s third quarter, this improvement was led by the successful execution of several profit improvement initiatives at Chillicothe.

Net sales for Specialty Papers increased 9%, as selling prices were higher across all market segments. In addition, volume shipped by Specialty Papers increased by 5% in the comparison. The volume growth was led by significant growth in engineered products and envelope and converting papers that were 21% and 19% higher, respectively.

Carbonless volumes were down 5% in the quarterly comparison and book publishing papers were off a little more than 2%, although volumes in our core trade book business were up 4%, and print-on-demand volumes were up 15% in the comparison. This quarter demonstrated the flexibility in our operating platform as well as the strength of our new product development elements in Specialty Papers. Despite slowing demand in the book market and expected decline in carbonless, we were able to increase shipments by 5%, by intensifying efforts toward market segments with more opportunities. With this challenging economic environment ahead of us, this aspect of our business should serve us well.

Costs continue to be a concern for the Specialty Papers business unit. Although pricing for some commodities, such as oil, pulp, and corn have declined, we have not yet seen a favorable impact on our results. In addition, we expect other input costs to remain high or increase further. For certain of these items, increases during 2008 have been limited due to supply agreements. For example, caustic has increased about 150% during 2008, but we have seen only a fraction of this increase. As contracts for caustic, coal, and certain other chemicals expire at the end of this year, we expect to incur significantly higher year-over-year price increases. While these price increases may be offset, in part, by lower costs of other inputs, we do not expect to be able to offset the full amount of these increases.

From an outlook perspective, we expect to see shipments in the fourth quarter to reflect normal seasonality and to decline slightly from a year ago due to overall economic conditions. We will continue to manage our inventories aggressively and take downtime, as warranted, although we expect downtime in Q4, if any, to be quite limited. As for pricing, we expect selling prices to remain at levels consistent with the third quarter. However, slower demand may create some downward pressure on these levels.

From an operations perspective, both Specialty Papers facilities ran very well during the quarter and we are very pleased with the sustained improvements at Chillicothe. Our initiatives in Chillicothe to improve asset utilization have significantly improved the financial results of this business unit. During 2008, we’ve consolidated production to allow for the shutdown of underutilized equipment and we have eliminated overlap in our salary workforce. This has allowed us to reduce overall facility staffing levels by 9% this year. Across the entire Specialty Papers business unit, we will continue to aggressively take actions to reduce costs and control spending, expand continuous improvement initiatives, and improve product performance and service, which will be necessary to help mitigate, in part, the impact from an unfavorable economic environment.

Turning to Composite Fibers, net sales increased nearly 36% compared to the same quarter a year ago. This was due to the acquisition of the Caerphilly operation, improved product pricing in most markets, and greater shipping volumes. Foreign currency translation also benefited the comparison. Food and beverage shipments were up 11%; composite laminates and technical specialties each increased over 9%; and metalized shipments were up 59%, reflecting the additional volume from the Caerphilly acquisition. Composite Fibers facilities ran well during the quarter.

As mentioned earlier, in June we completed a $10 million project to upgrade a paper machine at our Gernsbach, Germany facility. During the third quarter, we successfully ramped up production of the upgraded machine ahead of schedule, which has expanded our capability to serve our growing food and beverage markets.

From an outlook perspective for the Composite Fibers business unit, cost pressure remains a concern, particularly for fiber and energy. However, higher average selling prices, coupled with the continuing success of our cost reduction initiatives, are expected to offset the impact of input cost changes over the near term. With the exception of metalized products, which has entered the seasonal slow period, we expect continuing solid demand for this business unit’s products.

This concludes my remarks. I’ll now turn it back to you, George.

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Thank you, Dante. As you’ve just heard, we had a very successful quarter and one that validates, in a number of ways, the soundness of our business strategy. In my view, what really matters isn’t just the earnings performance, it’s the manner in which these earnings have been generated. In the past several quarters, Glatfelter has been defined by solid tactical execution — in one business by an aggressive focus on profitable growth; in the other, by strong operational performance that continues to generate meaningful efficiency gains and real shareholder value. Across the span of the Company, we understand that cost is the enemy to the success of our business and our efforts in cost reduction have been effective and remain relentless.

Now from an economic perspective, it’s quite clear that choppy water lies ahead. At this time its depth and extent cannot be known. Despite these risks, at Glatfelter we face these challenges with certain distinctive strengths — a solid balance sheet, leading positions in growing global markets; a proven track record of business execution and innovation; and a seasoned management team that has demonstrated the continuing ability to deliver results. In uncertain times, these things become pretty important.

Now here’s what matters most to our continuing success. In Specialty Papers, it’s about maintaining supply side market discipline and continually improving operating efficiencies in the face of softening demand. We are fortunate in that the assets of this business unit have the flexibility to serve multiple and diverse market segments. This provides unique capability to shift production between facilities and affords the ability to more efficiently match production with demand trends.

In Composite Fibers, addressing solid demand projections with increased capacity and meeting the needs of our customers in growing global markets for food and beverage filter papers, overlay papers, metalized applications, and other specialized papers; and, finally, as I have mentioned earlier, by aggressively controlling costs everywhere and improving operating efficiencies every day. I believe our track record in this area is impressive.

Irrespective of the economic challenges that confront all business today, focusing upon these few things is the right thing to do and I believe that the results of the last few quarters, and most recently our third quarter, demonstrate that we take these things seriously and that in large part we get them right. The fact that we’ve been doing them consistently well gives me confidence that we can deal with whatever challenges the economy may deliver.

That concludes our prepared remarks for today’s call. I would again like to thank you for your interest and ask Christy to open the line to address any questions that you may have.

QUESTION AND ANSWER

Operator

Thank you. (OPERATION INSTRUCTIONS.) Your first question comes from the line of Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Good morning, George. Good morning, John.

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Good morning.

Mark Wilde - Deutsche Bank — Analyst

That is one of the best operating quarters I have seen out of you guys in a long, long time, so you are to be congratulated. I wondered if it’s possible if you could help us understand this cost issue as we go into next year a little bit more. Maybe a sense of somehow kind of quantifying the impact from the coal and the caustic contracts.

George Glatfelter - P.H. Glatfelter — Chairman, CEO

Sure, Mark. I’ll ask Dante to address that.

Dante Parrini - P.H. Glatfelter — EVP, COO

Good morning, Mark. Clearly, there’s a lot of movement in the commodity markets and not all input costs are moving in the same direction. So, as we stated earlier, things like oil and corn and pulp may be trending downward. At the same time, we see things like caustic and coal and other input costs moving up. As I stated earlier, caustic has moved 150% through the course of ‘08. We had contracts in place this year that protected us from a lot of that inflation. As we renew our contracts for ‘09, we will see that number go up rather significantly. It could be in the neighborhood of $10 million.

Mark Wilde - Deutsche Bank — Analyst

Okay.

Dante Parrini - P.H. Glatfelter — EVP, COO

When it comes to coal, the contracts that we have in place for Pennsylvania are pretty solid and we are renewing coal contracts in Ohio. And the cost of — the cost increase is 90%-plus year over year, and that could translate into another $5 million or $6 million. So, clearly, we have a number of puts and takes going in both directions and, given the outlook, we’re going to have a lot of focus internally on continued cost control and productivity improvements.

Mark Wilde - Deutsche Bank — Analyst

Okay. Another question, Dante. It sounded like the volume in carbonless was down a little less this quarter than what we’ve seen over the last couple of quarters. Is there something fundamental there or is that just kind of quarter-to-quarter variation?

Dante Parrini - P.H. Glatfelter — EVP, COO

I would say that the last two quarters have actually been below what we’ve seen typical attrition. And so we’re pleased with that. Part of that is attributed to good tactical execution on the ground by our field sales force and marketing personnel. But our overall opinion about the prospects for that business declining on average 8% to 10% a year still remain in place and we’re going to fight every day to mitigate that.

Mark Wilde - Deutsche Bank — Analyst

Okay. And, Dante, is it possible to just give us a little bit of an update on what pricing is doing in carbonless? I’ve seen, it seems like over the last quarter or two, a number of announcements from European producers in carbonless and I don’t know how that ripples over into your business.

Dante Parrini - P.H. Glatfelter — EVP, COO

I would say that the activity in Europe doesn’t ripple into our North American business in a material way. So, yes, I really don’t have a lot of additional commentary on pricing other than what I’ve already said.

Mark Wilde - Deutsche Bank — Analyst

Okay. Is your main competitor there, are they nonintegrated in this business?

Dante Parrini - P.H. Glatfelter — EVP, COO

They’re not completely integrated, so they do buy market pulp.

Mark Wilde - Deutsche Bank — Analyst

Okay, all right. And then, finally, for John Jacunski. If currency stays at kind of the euro and the pound at current levels, a pound I guess about $1.61, the euro is at $1.29, can you give some sense of what that would mean to you in the fourth quarter, and also if it would average that level next year what it would mean?

John Jacunski - P.H. Glatfelter — SVP, CFO

Yes. I think there’s a number of different factors that influence the impact to us. When you speak of the — purely the translation impact, these current levels could result in $1.5 million to $2 million of reduced translation benefit. However, as you know, there are influences to some of our input costs from the US dollar. So we’ve seen oil trend down, in part, because of exchange rates. Certainly, pulp prices have come off, influenced somewhat by that as well.

And as we look at our complete exposure to the British pound, the euro, and the US dollar where we are selling in all three of those currencies for Composite Fibers, we also have costs that we incur in all of those currencies. The net impact, as we put it all together, we think is generally plus or minus $3 million. So the translation impact might be bigger, but we expect we would have some offsets because of how the currencies work together. So I think that’s the best dimension I can give you.

Mark Wilde - Deutsche Bank — Analyst

And that’s an annualized number, that $3 million?

John Jacunski - P.H. Glatfelter — SVP, CFO

Yes, it is.

Mark Wilde - Deutsche Bank — Analyst

Okay, all right. Thanks. Finally, Dante, any kind of thoughts in the composite business on expansion plans. I know you continue to look over in Asia. Just kind of curious on where that process stands right now.

Dante Parrini - P.H. Glatfelter — EVP, COO

Yes. No new updates other than we’re pleased with the continued development of that market globally and our position as a number one supplier.

Mark Wilde - Deutsche Bank — Analyst

Would it be possible to get some sense of how important Asia is to your composites business now maybe as a percent of sales or something?

Dante Parrini - P.H. Glatfelter — EVP, COO

Yes. I would say that — I’m not sure that we disclose regionally how our sales are broken up. I will say that we do have meaningful revenue that comes from each of the main regions of the world, including Asia. And I think you’re already well aware of the investment that we’re making in PM 10 and Gernsbach, which will be commissioned in the fourth quarter of ‘09 that will give us continued capacity to serve the growing food and beverage markets.

Mark Wilde - Deutsche Bank — Analyst

Okay. And if you just went — all right, do this another way. If you went back ten years ago when you bought that, what would have Asian sales been at that point? Would they have been significant?

Dante Parrini - P.H. Glatfelter — EVP, COO

No. Negligible.

Mark Wilde - Deutsche Bank — Analyst

Okay. But no ballpark kind of range in terms of what Asia might be now?

Dante Parrini - P.H. Glatfelter — EVP, COO

No.

Mark Wilde - Deutsche Bank — Analyst

20 percent-ish or —?

Dante Parrini - P.H. Glatfelter — EVP, COO

No. I think we’re good —

Mark Wilde - Deutsche Bank — Analyst

Okay.

Dante Parrini - P.H. Glatfelter — EVP, COO

— with what was disclosed.

Mark Wilde - Deutsche Bank — Analyst

All right, very good. Thanks.

Dante Parrini - P.H. Glatfelter — EVP, COO

Thank you.

Operator

(OPERATOR INSTRUCTIONS.) And your next question comes from Frank Duplak with Prudential Financial.

Frank Duplak - Prudential Financial — Analyst

Good morning, guys. I had two quick questions. First, can you just remind us what the covenants on your revolver are?

John Jacunski - P.H. Glatfelter — SVP, CFO

Sure. We have a leverage covenant, 3.5 to 1. And we have an interest coverage of 2 times. We’re not close to either one of those.

Frank Duplak - Prudential Financial — Analyst

Okay. And then, do those step down or are those at that level through the — through 2011 now?

John Jacunski - P.H. Glatfelter — SVP, CFO

They’re at those levels through 2011.

Frank Duplak - Prudential Financial — Analyst

Great. And then, one more question, I don’t know if you’ve done it formally, you talked about an investment in 2009 of about $38 million. Have you provided any 2009 CapEx guidance in aggregate?

John Jacunski - P.H. Glatfelter — SVP, CFO

We have not yet.

Frank Duplak - Prudential Financial — Analyst

Any guidance there, directionally even?

John Jacunski - P.H. Glatfelter — SVP, CFO

Well, generally, our CapEx is around $40 million. And the investment in PM 10 is about $38 million. So that’s a ballpark, although we are looking at our capital investments for next year in light of the economic situation. So we’re not prepared to give a final number at this point.

Frank Duplak - Prudential Financial — Analyst

Just if I can get you even directionally versus this year, would you think they would be up or down? Or you don’t even want to go that far?

John Jacunski - P.H. Glatfelter — SVP, CFO

Well, I think it’s mostly likely they’ll be up given that we have this $38 million investment next year. So I suspect that they will up, but I don’t have a final number for you.

Frank Duplak - Prudential Financial — Analyst

We shouldn’t necessarily add the $38 million to the $40 million? Are you giving me that kind of feeling or not yet?

John Jacunski - P.H. Glatfelter — SVP, CFO

Not yet.

Frank Duplak - Prudential Financial — Analyst

Okay. Thank you.

John Jacunski - P.H. Glatfelter — SVP, CFO

Sure.

Operator

(OPERATOR INSTRUCTIONS.) And you have a follow-up from Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

I heard that. One other question, Dante. The envelope business is, if we look across the industry, has been pretty weak this year and you’re reporting some pretty big gains there. Can you give us any color on that?

Dante Parrini - P.H. Glatfelter — EVP, COO

Sure. I think one of the things that has made Glatfelter distinctive in that space is our industry standard service program. And as our customers are looking for ways to squeeze more efficiency out of their operations and respond more quickly to emerging market opportunities, they find our service proposition to be better suited. It allows them to run their business more efficiently. We’ve been very aggressive with our prospecting and we’ve also expanded the production of some envelope grades to Chillicothe, which has created a second facility that allows us another efficient and less expensive service proposition to a different piece of geography.

Mark Wilde - Deutsche Bank — Analyst

Okay. Dante, is it also possible to give us a number for kind of aggregate pulp purchases in both North American and Europe at this point?

Dante Parrini - P.H. Glatfelter — EVP, COO

In terms of volume?

Mark Wilde - Deutsche Bank — Analyst

Yes.

Dante Parrini - P.H. Glatfelter — EVP, COO

John, I think you have that. But in my mind it’s about 80,000 to 100,000 tons a year.

John Jacunski - P.H. Glatfelter — SVP, CFO

Yes, about 100,000 tons a year.

Mark Wilde - Deutsche Bank — Analyst

And that’s across both Europe and North America?

John Jacunski - P.H. Glatfelter — SVP, CFO

Yes.

Mark Wilde - Deutsche Bank — Analyst

Okay. And is that all volume that will move more or less with kind of the posted pulp prices as we see them in the trade papers?

John Jacunski - P.H. Glatfelter — SVP, CFO

Yes. I think over time that’s right. I mean the timing might be a little bit different, but, yes, I think that’s a reasonable expectation.

Mark Wilde - Deutsche Bank — Analyst

Okay. I knew that you used some specialty pulp select for some of those surgical gown stock and things like that. I didn’t know whether that moved any differently over time.

John Jacunski - P.H. Glatfelter — SVP, CFO

That would be small, a small component of what we buy.

Mark Wilde - Deutsche Bank — Analyst

Okay, very good. Thanks a lot.

John Jacunski - P.H. Glatfelter — SVP, CFO

Sure.

Operator

(OPERATOR INSTRUCTIONS.) At this time there are no further questions. This does conclude today’s conference call. You may now disconnect.

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